                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [  ]

Filed by a party other than the Registrant [  ]

    Check the appropriate box:

   [ ]     Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [x]     Definitive Proxy Statement
   [ ]     Definitive Additional Materials
   [ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or
           Section 240.14a-12

   NATURADE, INC
   ------------------------------------------------
   (Name of Registrant as Specified In Its Charter)

   --------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [x]      No fee required
   [ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
            and 0-11
            (1) Title of each class of securities to which
   transaction applies:
                       ------------------------------
            (2) Aggregate number of securities to which
   transaction applies:
                       ------------------------------
            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                                  ----------------------------

            (4) Proposed maximum aggregate value of transaction:--------------
            (5) Total fee paid:
                                ----------------------------------------------

   [  ]     Fee paid previously with preliminary materials.
   [  ]     Check box if any part of the fee is offset as provided by Exchange
   Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
            (1) Amount Previously Paid:
                                       -----------------------------------------
            (2) Form, Schedule or Registration Statement No.
                                                           ---------------------
            (3) Filing Party:
                             ---------------------------------------------------
            (4) Dated Filed:
                             ---------------------------------------------------

                                 NATURADE, INC.
                                14370 Myford Road
                                Irvine, CA 92606

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                       on
                                October 14, 1999

To the Stockholders of NATURADE, INC.:

         Notice is hereby given that the Annual Meeting of Stockholders of Naturade, Inc. (the "Company"), a Delaware corporation, will be held on October 14, 1999, at 9:00 a.m., California time, at the Company's headquarters located at 14370 Myford Road, Irvine, California 92606, for the following purposes:

              (1) To elect six directors to the Board of Directors to serve until the next annual meeting of stockholders or until their successors are elected and have been qualified;

              (2) To ratify the appointment of a firm of independent public accountants to audit the accounts of the Company for the year 1999; and

              (3) To transact such other business as may properly come before the meeting and any adjournment thereof.

          The Board of Directors has fixed the close of business on September 13, 1999 as the record date for the purpose of determining stockholders entitled to receive notice of, and to vote at said meeting and at any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE IMMEDIATELY TO INSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING AND TO HELP ASSURE A QUORUM. If you should decide to attend the meeting, you may revoke your proxy and vote in person. Stockholders may revoke any proxies granted hereunder (a) by delivering to the undersigned at the Company's offices at 14370 Myford Road, Irvine, CA 92606 a written notice of such revocation, or (b) by presenting at the meeting a later dated proxy, or (c) by attending the meeting and voting in person.

By Order of the Board of Directors



/s/ Bill D. Stewart
-------------------------------
BILL D. STEWART,  CEO
Irvine, California
September 27, 1999

                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                  to be held on
                                October 14, 1999

         This proxy statement and the accompanying proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Naturade, Inc.(the "Company") for use at the Annual Meeting of Stockholders on October 14, 1999 at 9:00 a.m. California time, at the Company's headquarters located at 14370 Myford Road, Irvine, CA 92606 (the "Annual Meeting"), and at any and all adjournments or postponements thereof. The persons named to serve as proxy holders were selected by the Board of Directors of the Company. A proxy may be revoked at any time prior to its exercise by written notification to the Secretary of the Company. Unless so revoked, proxies in the accompanying form which are properly executed will be noted in accordance with the specification, if any, of the stockholders and, if no specification is made, in favor of the directors, as set forth below, unless authority to vote with respect to any or all nominees is withheld.

         This proxy statement and the accompanying proxy are being sent to stockholders on or about September 27, 1999. This solicitation is made by the Company, which will pay the cost of solicitation of these proxies. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to stockholders whose Company stock they hold of record. Proxies will be solicited principally through the use of the mail, but officers, directors and employees of the Company may solicit for proxies. Execution of a proxy card will not in any way affect a stockholder's right to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

                                VOTING SECURITIES

         The record date for the determination of stockholders entitled to vote at the Annual Meeting or any adjournment or postponements thereof is September 13, 1999. As of that date there were 5,349,084 shares of common stock, .0001 par value, of the Company (the "Common Stock") outstanding and entitled to vote. The Company has no other class of voting securities outstanding. Each share of Common Stock is entitled to one vote. The representation, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the meeting. Shares of Common Stock represented by all proxies received, including proxies that withhold authority for the election of directors and/or abstain from voting on the other matters to be presented at the Annual Meeting, count toward establishing the presence of a quorum. Abstentions, however, do not constitute votes "for" or "against" any matter and thus will be disregarded and have no effect in the calculation of "votes cast." The inspectors of election will treat shares referred to as "broker non-votes" (i.e., shares identified as held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker or nominee has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

         Health Holdings and Botanicals, Inc. ("Health Holdings"), a California corporation controlled by Doyle & Boissiere LLC ("Doyle & Boissiere") and Taishan Holdings, Inc. ("Taishan Holdings"), owns over 50% of the currently outstanding shares of Common Stock. Consequently, the presence of Health Holdings at the Annual Meeting will be sufficient to constitute a quorum. Health Holdings intends to vote its shares of Common Stock in favor of the nominees for the Board of Directors listed in the Proxy Statement. Since the holders of Common Stock do not have cumulative voting rights and since Health Holdings' shares represent more than 50% of the shares to be voted at the meeting, Health Holdings will be able to elect the entire Board of Directors. Health Holdings also intends to vote its shares in favor of ("for") each of the proposals described herein, and Health Holdings' vote will be sufficient to cause adoption of each such proposal.

                       NOMINEES FOR ELECTION AS DIRECTORS

         Six directors of the Company ("the Directors") are to be elected to serve until the next annual meeting of stockholders or until their successors are elected and have been qualified. It is intended that the proxies solicited hereby will, unless such proxies direct otherwise, be voted for the election as Directors of the persons listed below. Each of such persons except Derek Hall and David Weil is currently serving as a Director. It is not expected that any of such persons will be unable to serve as a Director, but if any Director is unable to accept election, it is intended that shares represented by the proxies will be voted by the proxy holders for a substitute nominee selected by the Board of Directors. The following persons are nominated for election of
Directors:



                                                                                        FIRST BECAME
NAME                               AGE               POSITION                           A DIRECTOR
----                               ---               --------                           -----------
Lionel P. Boissiere, Jr.            41               Director                           1997

William B. Doyle, Jr.               40               Director                           1997

Allan Schulman                      68               President, Director                1959

Bill D. Stewart                     57               Chief Executive Officer,           1998
                                                     Director

Derek  Hall                         54               None                               N/A

David Weil                          60               None                               N/A

LIONEL P. BOISSIERE, JR. During the past five years, Mr. Boissiere has been an investor and advisor to middle market companies. From 1993 through 1995 he worked with Berkeley International Capital Corp., and since 1995 Mr. Boissiere has been a principal at Doyle & Boissiere LLC.

WILLIAM B. DOYLE, JR. Since 1995 Mr. Doyle has served as Managing Director of Doyle & Boissiere LLC. Prior to such time Mr. Doyle was with Berkeley International Capital Corporation. Mr. Doyle is an investor and an advisor to middle market companies.

ALLAN SCHULMAN. Mr. Schulman has attended and completed business courses at the University of California at Los Angeles, Long Beach State College and the University of California at Irvine. A veteran of the Korean War, Mr. Schulman joined NPI (Naturade Products, Inc., the Company's predecessor) in 1953, and was elected President of NPI in 1959. He was elected to the Board of Directors of NPI in 1959, and to the Board of Directors of the Company in 1991. Mr. Schulman served as Chairman of the Board of Directors until 1998.

BILL D. STEWART. Mr. Stewart served from 1989 to 1997 as President of The Thompsons Minwax Company. In that capacity Mr. Stewart effected an increase in Thompsons sales from $20 million to $200 million, led the acquisition of the Red Devil Coatings Co. from Insilco Co., built the Thompsons waterproofing business to a greater than 60% market share, launched the national sales effort for Thompson Exterior Stain, and successfully moved the Do-It-Yourself business into the mass market sales channel, establishing relationships with Wal*Mart, K-Mart and Target. Mr. Stewart served as Vice President of Sales with Thompsons from 1986 to 1989. Prior to joining Thompsons, Mr. Stewart served for 16 years with Richardson Vicks in various capacities. Since March 1998, Mr. Stewart has been CEO of the Company.

DEREK HALL. During the past five years, Mr. Hall has been a senior executive with several companies in the pharmaceuticals, herbal, OTC and supplement products industries including direct sales, mass market, health food and the Internet. Prior to this, Mr. Hall was President/CEO of a leading supplier of raw material products to more than 300 manufacturers in the herbal beverage, and food pharmaceutical industries. Mr. Hall has 26 years experience with a major distributor of pharmaceuticals and OTC products in the world.

DAVID WEIL. Mr. Weil has been an investor and advisor to early stage companies during the past five years. Mr. Weil currently serves as co-CEO of two private companies: Helioasis, Inc., which manufactures and markets digital imaging equipment for the optometry and ophthalmology fields; and CTM Brochure Display, Inc., a company he co-founded 15 years ago, which distributes tourism, entertainment and sports brochures for hotels and occasionally produces Broadway shows. Until June 1998, Mr. Weil also served as co-CEO of Frontline Capital, Inc., a broker-dealer which specialized in working with early stage companies. Mr. Weil formerly practiced corporate and tax law for approximately 20 years. Mr. Weil holds engineering and law degrees from Washington University and an LLM degree from New York University.

         Barry M. Zwick, currently a Director of the Company, advised the Company that he did not wish to be nominated for re-election.

         Pursuant to Mr. Schulman's employment agreement with the Company, Mr. Schulman has the right to serve on the Company's Board of Directors for three consecutive one-year terms following December 12, 1997.

         In June 1999, Allan Schulman filed a cross-complaint against the Company in the case of HEALTH HOLDINGS AND BOTANICALS, INC. V. SCHULMAN, Los Angeles County Superior Court Case No.203869. In his cross-complaint, Mr. Schulman sought declaratory relief regarding the obligation of the Company to indemnify him in the suit against him by Health Holdings. However, on August 11, 1999, the court sustained the Company's demurrer to the cross-complaint with leave to amend. Mr. Schulman subsequently filed a first amended cross-complaint against the Company for declaratory relief regarding indemnity, negligence, and breach of the covenant of good faith and fair dealing. Among other things, Schulman prays for a judgment that the Company is required to indemnify Mr. Schulman for damages, if any, awarded to Health Holdings in its suit against Mr. Schulman. The Company has filed a demurrer to the first amended cross-complaint.

         Provided a majority of the shares are represented in person or by proxy at the Annual Meeting of Stockholders, thereby constituting a quorum, the six
(6) individuals receiving the largest number of votes for Director (whether or not such votes represent a majority of the shares outstanding), will be elected as Directors of the Company. Stockholders are not entitled to cumulate votes. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES.

                                    BOARD MEETINGS AND COMMITTEES

         During fiscal 1998, the Board of Directors of the Company held five meetings. All Directors attended at least 80 percent of the aggregate number of meetings of the Board.

         The Company's Board of Directors has no standing audit, nominating or compensation committees. However, the Naturade, Inc. 1998 Incentive Stock Option Plan is administered by a committee consisting of two Directors who are appointed by the Board of Directors.

         Messrs. Boissiere and Doyle receive no Director's fees. All other Directors receive Director's fees paid by the Company at the rate of $500 per month, including committee meetings, plus expenses. The Board of Directors previously has granted stock options to new Directors, and may issue stock options to Messrs. Hall and Weil if they are elected to the Board.

                        SECURITY OWNERSHIP OF DIRECTORS,
                      MANAGEMENT AND PRINCIPAL STOCKHOLDERS

         The following table sets forth information regarding beneficial ownership, as of September 13, 1999, of the Company's Common Stock by each owner of more than 5% of the outstanding Common Stock, by each Director and nominee, by each person named in the Executive Compensation table herein and by officers and Directors of the Company as a group.


NAME AND ADDRESS OF                        AMOUNT AND NATURE                           PERCENT OF
BENEFICIAL OWNER (1)                       OF BENEFICIAL OWNER (2)                     CLASS
----------------                           -----------------------                     ------------
Lionel P. Boissiere, Jr.                            0 (3)                                    0%

William B. Doyle, Jr.                               0 (3)                                    0%

Derek Hall                                          0                                        0%

Allan Schulman                                575,656 (4)                                  9.3%

Bill D. Stewart                                63,750 (5)                                  1.0%

David Weil                                    210,000 (6)                                  3.4%

Barry M. Zwick                                237,955 (7)                                  3.8%

Health Holdings and
Botanicals, Inc.
330 Primrose Rd.
5th Floor                                   3,481,695 (8)                                 56.0%
Burlingame, CA. 94010

All Executive Officers and Directors
As a Group Consisting of Six Persons        4,569,056 (9)                                73.5%


         (1) Except as otherwise indicated, the address of each person named in the above table is in care of Naturade, Inc., 14370 Myford Road, Irvine, California 92606.

         (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days are deemed outstanding, while such shares are not deemed for purposes of computing the percentage of ownership of any other person. Unless otherwise indicated, the listed beneficial owner has sole voting and investment power with respect to all shares beneficially owned, subject to community property law where applicable.

         (3) Does not include shares beneficially owned by Health Holdings. See note 8 below.

         (4) Total includes 421,545 shares solely owned by Mr. Schulman; 44,111 shares which can be purchased upon exercise of the Company's Class B Warrants; and 110,000 shares which can be purchased under presently exercisable options.

         (5) Total includes 63,750 shares which can be purchased under presently exercisable options.

         (6) Total includes 90,000 shares solely owned by Mr. Weil and 120,000 shares owned by a company of which Mr. Weil is a 50% owner.

         (7) Total includes 10,800 shares solely owned by Mr. Zwick; 139,155 shares owned by the Zwick Financial Corp. Profit Sharing Plan, of which Mr. Zwick is sole trustee and 91% beneficiary; 50,000 shares which can be purchased by Mr. Zwick under presently exercisable options; and 38,000 shares owned by Mr. Zwick's minor children.

         (8) Total includes 2,881,695 shares owned by Health Holdings; and 600,000 shares which can be purchased by Health Holdings under presently exercisable warrants. In addition, Health Holdings owns 1,250,024 shares of the Company's Series A Convertible Preferred Stock which under certain circumstances can become voting securities and/or convertible into shares of Common Stock. In addition, Health Holdings has loaned $4,000,000 to the Company which is convertible into shares of Common Stock. As of September 13, 1999, the debt was convertible into 5,333,333 shares of Common Stock. If the debt had been converted on September 13, 1999, Health Holdings would have owned an aggregate of 8,815,028 shares or 78.1% of the outstanding shares. Health Holdings is owned by (i) Doyle & Boissiere LLC, a Delaware limited liability company (of which Messrs. William B. Doyle, Jr., and Lionel P. Boissiere, Jr., directors of the Company, are principals), (ii) Mr. Anders Brag, and (iii) Taishan Holdings, Inc., a British Virgin Islands corporation (of which Messrs. William S. Doyle and Anders Brag hold equity interests). Messrs. William B. Doyle, Jr., William
S. Doyle, Anders Brag and Lionel P. Boissiere, Jr. each disclaim beneficial ownership of the Company's Securities held by Health Holdings.

         (9) Total includes shares beneficially owned by Health Holdings; see note 8 above. See also notes 4, 5 and 7 above with respect to additional shares included in this total.


                               EXECUTIVE OFFICERS

         The names and ages of the executive officers of the Company who are not also Directors are as follows:

NAME                          AGE                POSITION                                     SINCE
Lawrence J. Batina                        Chief Operating Officer and Chief                    1999
                               47         Financial Officer

                              CERTAIN TRANSACTIONS

         On March 2, 1998 the Company granted to Bill D. Stewart, pursuant to the Company's 1998 Incentive Stock Option Plan ("Plan"), options to acquire up to 255,000 shares of Common Stock. The purchase price of one share of Common Stock under each such option is approximately four dollars ($4.00)
(the average closing bid prices of the shares of Common Stock on the NASDAQ OTC Bulletin Board as quoted by Bloomberg, LP for the five (5) day trading period ending on March 2, 1998). Such options will vest in four equal portions on each of the first four anniversaries of such date, subject to any limitations on exercise contained in the Plan provided that the term of Mr. Stewart's employment agreement with the Company shall not have ended prior to such anniversary. Notwithstanding the foregoing, in the event of any sale (including, without limitation, pursuant to either a tender offer or a merger of the Company which results in the stockholders of the Company holding less than fifty per cent (50%) of the stock of the surviving corporation) of the Company during such term, subject to any limitations on exercise contained in the Plan, all of Mr. Stewart's options not then vested shall immediately vest.

         In April 1999, in accordance with the terms of the Employment Agreement dated March 2, 1998, between the Company and Bill D. Stewart, the Company acquired Mr. Stewart's former residence in Tennessee and canceled the prior advance of $600,000 which was secured by the residence. In July 1999, the Company had the property appraised for $585,000. However, due to the softness in the Tennessee real estate market, the Company reduced the asking price to $499,500. Due to a potential impairment of this asset, the Company established a $175,000 reserve against the value of this asset for the second quarter ended June 30, 1999. In August, the property was sold for $450,000. Closing and other related costs amounted to $39,000.

         In March 1999, the Company entered into a Financing Agreement (the "Financing Agreement") with Health Holdings. The Financing Agreement provides that the Company may borrow up to $1.0 million at a per annum interest rate of 8%. The Financing Agreement further provides that for each dollar borrowed, the Company shall issue a warrant ("Warrant") to Health Holdings to purchase three-tenths (0.3) of a share of common stock of the Company at an exercise price of $2.125 per share, subject to adjustment.

         In June 1999, the Financing Agreement was amended (the "Amendment") to increase the amount of available borrowings to $1.6 million, also at an interest rate of 8% per annum. The Amendment further provides that for each dollar borrowed over $1.0 Million, the Company shall issue a Warrant to Health Holdings to purchase one-half (0.5) of a share of common stock of the Company at an exercise price of $1.00 per share, subject to adjustment. Further, the exercise price of the 300,000 Warrants previously issued under the Financing Agreement prior to the Amendment was reset to $1.00 per share, subject to adjustment. All borrowings under the Financing Agreement are secured by the assets of the Company. All borrowings made prior to June 1, 1999 are due on March 7, 2000; those made after May 31, 1999 are due May 31, 2000. As of June 30,1999, the Company borrowed $1,600,000 under the Financing Agreement and the Amendment and issued a total of 600,000 Warrants to Health Holdings.

         In August 1999, the Company entered into a Credit Agreement (the "Credit Agreement") with Health Holdings. The Credit Agreement provides for advances (the "Advances") of $4 Million at a per annum interest rate of 8% with a due date of July 31, 2004. The Credit Agreement further provides that at any time upon written notice, Health Holdings may convert any portion of the Advances into shares of the Company's common stock at a conversion price equal to the lower of $.75 per share or the then fair market value of the Company's common stock. See note (8) on page 8.

                             EXECUTIVE COMPENSATION

         The following table sets forth the annual compensation paid and accrued by the Company during its last three fiscal years to the executive officers to whom it paid in excess of $100,000, including cash and issuance of securities.


NAME AND PRINCIPAL       YEAR        SALARY ($)    BONUS ($)     OTHER ANNUAL         RESTRICTED STOCK    OPTIONS
POSITION                                                         COMPENSATION         AWARD(S) ($)        SARS (#)

Bill D. Stewart,        9/30/96         - 0 -        - 0 -             - 0 -             - 0 -
CEO                     9/30/97         - 0 -        - 0 -             - 0 -             - 0 -
                        9/30/98        117,692       74,700         102,238 (1)         255,000 (2)       6,786 (3)

Allan Schulman          9/30/96        188,754       - 0 -             - 0 -             10,000          14,410
President               9/30/97        192,751       25,366            - 0 -             10,000           6,833
                        9/30/98        182,976       - 0 -             - 0 -             10,000 (4)      13,969 (5)

Anthony Roth            9/30/96         - 0 -        - 0 -             - 0 -             - 0 -                0
Vice-President          9/30/97         - 0 -        - 0 -             - 0 -             - 0 -                0
Domestic Sales (6)      9/30/98        110,423       26,613         38,953 (7)           30,000 (8)         745 (9)


(1) Such amount includes relocation expenses of $37,102 paid by the registrant on behalf of the indicated executive officer.

(2) Such amount represents stock options which were granted by the Company to the indicated executive officer during Fiscal 1998. These options vest over 4 years, expire 10 years from the original initial grant date and have an exercise price of $4.00 per share.

(3) Such amount represents automobile lease payments of $6,250 and life insurance premiums of $536, each paid on behalf of the indicated executive officer.

(4) Such amount represents stock options which were granted by the Company to the indicated executive officer during the indicated fiscal year. These options vest at the time of grant, expire one year after such executive officer ceases to serve on the Company's Board of Directors, and have an exercise price equal to the average bid price of the Company's Common Stock for the 30 day period ending the December 31 prior to grant.

(5) Such amount represents automobile lease payments of $10,692, Company contributions to the Company's 401 (k) Plan of $2,231, and life insurance premiums of $1,046, each paid on behalf of the indicated executive officer.

(6)    Mr. Roth resigned from the Company in May 1999.

(7) Such amount includes relocation expenses of $13,958 and real estate sales expenses of $24,995 paid by the registrant on behalf of the indicated executive officer.

(8) Such amount represents stock options which were granted by the Company to the indicated executive officer during Fiscal 1998. These options vest over 5 years, expire 10 years from the initial grant date, and have an exercise price of $3.00 per share.

(9) Such amount represents life insurance premiums paid by the Company on behalf of the indicated executive officer.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

--------------------- ------------------ ---------------- ------------- -------------- ----------------- -------------
                      % OF TOTAL         SARS
                      OPTIONS            GRANTED TO                     MARKET PRICE                     GRANT
NAME                  SARS               EMPLOYEES        EXERCISE OR   ON DATE OF                       DATE
                      GRANTED            IN FISCAL        BASE PRICE    GRANT          EXPIRATION        PRESENT
                      (#)                YEAR             ($/SH)        ($/SH)         DATE              VALUE ($)
--------------------- ------------------ ---------------- ------------- -------------- ----------------- -------------
Bill D. Stewart       255,000            64%              4.00          $  660,450      3/2/08            $1,741,650
CEO

Allan Schulman         10,000             3%              4.63          $   30,000          (1)           $   79,000


(1) The indicated options do not have a fixed expiration date; rather, such options expire one year after Mr. Schulman ceases to serve on the Company's Board of Directors. The Company does not have a mandatory retirement date for Directors.

         The following table sets forth information concerning outstanding options to purchase the Company's Common Stock for the Company's Directors and executive officers on September 30, 1998. No options were exercised by officers or Directors during the fiscal year ended September 30, 1998.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES



NAME                    # OF SHARES UNDERLYING UNEXERCISED OPTIONS -     VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS
                                  EXERCISABLE/UNEXERCISABLE              AT FY YEAR-END - EXERCISABLE/UNEXERCISABLE

Bill D. Stewart                       63,750/191,250                                0/0

Allan Schulman                       110,000/110,000                          $215,000/$215,000


         On December 12, 1997, the Company entered into a four-year Employment, Consulting and Non-Competition Agreement with Allan Schulman, then its Chief Executive Officer, providing for a base salary of $180,000, $144,000, $115,200, and $92,169, respectively, for the first, second, third and fourth years of such agreement, subject to certain adjustments, a $1,250 per month car allowance, and various other terms and conditions. The terms of this agreement permit Mr. Schulman to reduce his involvement with, and responsibilities for, the Company during the term of the agreement with a proportionate reduction in salary.

         The Company and Bill D. Stewart have entered into an employment agreement under which the Company has retained Mr. Stewart as Chief Executive Officer and as a member of the Company's Board of Directors for a period of 48 months beginning March 2, 1998. Under the employment agreement Mr. Stewart receives an annual salary of $200,000 plus a one-time payment of $16,700 upon his purchase of a home in Southern California. The Company also agreed to pay Mr. Stewart a bonus of $58,000 with respect to the fiscal year ending September 30,1998, and the agreement provides that the Company and Mr. Stewart are to use good faith efforts to negotiate criteria respecting his bonus for subsequent years. The Company also agreed to grant to Mr. Stewart, pursuant to the Naturade, Inc. 1998 Incentive Stock Option Plan, options to acquire 255,000 shares of Common Stock. The agreement required the Company to provide and pay for a twenty-year term life insurance policy for Mr. Stewart in the amount of $250,000, as well as certain other benefits and payment of certain expenses. The agreement also required the Company to make a bridge loan of $600,000 to Mr. Stewart for the purpose of purchasing a residence in Southern California, such loan to be at zero interest and secured by a deed of trust. See "Certain Transactions" regarding a loss incurred by the Company in connection with the loan. The employment agreement may be terminated by either party. If the agreement is terminated for "Cause" (as defined) by the Company, or by resignation by Mr. Stewart, he is entitled to the compensation then earned and vested prior to the date of termination (excluding any bonus). If the agreement is terminated other than for "Cause" by the Company or by resignation, death or disability by or of Mr. Stewart, he is entitled to (i) the compensation earned by and vested in him prior to the date of termination as provided for in the agreement (including bonus) and the Plan up to that date, and (ii) payment of his salary, average bonus, and continuation of certain benefits through the later of (a) March 2, 2000 or
(b) 12 months following termination.

         In February 1999, Mr. Batina entered into an employment agreement with the Company which can be terminated without cause by either party upon 30 days notice. Pursuant to the agreement, Mr. Batina is entitled to a base salary of $150,000 per year and a bonus of up to 30% of his base salary pursuant to the incentive bonus plan. In addition, Mr. Batina has been granted options to purchase up to 100,000 shares of Common Stock, which options vest in equal quarterly amounts on each of the first four anniversaries of his employment.

                     RATIFICATION OF APPOINTMENT OF AUDITORS

         The Company's Board of Directors has selected Deloitte & Touche as the Company's independent accountants for the fiscal year ending December 31, 1999. Although the appointment of Deloitte & Touche is not required to be submitted to a vote of the stockholders, the Board of Directors believes it is appropriate as a matter of policy to request that the stockholders ratify the appointment for the current fiscal year. In the event a majority, (representing 50% of the outstanding shares of Common Stock) of the votes cast at the meeting are not voted in favor of the appointment, the Board of Directors will reconsider its selection.

         Proxies not limited to the contrary will be voted for the ratification of the appointment of Deloitte & Touche to audit the accounts of the Company for the fiscal year ending December 31, 1999. Any proxy indicating a contrary choice will be voted in accordance with that choice.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE AS AUDITORS.

                            PROPOSALS OF STOCKHOLDERS

         Proposals of stockholders must be received in writing by the Secretary of the Company no later than February 29, 2000 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 2000.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters which will be presented for consideration at the meeting of stockholders other than those referred to in the notice of meeting. If, however, any such matters should come before the meeting, the persons named in the enclosed proxy will vote the shares covered by proxy in accordance with their best judgment.

           STOCKHOLDERS ARE URGED TO IMMEDIATELY SPECIFY THEIR CHOICES AND DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                             By order of the Board of Directors,


                                             /s/ Lawrence J. Batima
                                             ------------------------------
                                             Lawrence J. Batina
                                             Assistant Secretary
Irvine, California
September 27, 1999

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

                                 NATURADE, INC.
                      PROXY SOLICITED ON BEHALF OF BOARD OF
                         DIRECTORS FOR ANNUAL MEETING OF
                        SHAREHOLDERS ON OCTOBER 14, 1999.

         The undersigned hereby constitutes and appoints WILLIAM B. DOYLE, JR. and BILL D. STEWART, severally, with full power of substitution, attorneys and proxies to the undersigned to represent the undersigned and vote all shares of the Company's Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company's headquarters at 14370 Myford Road, Irvine, California 92606, on October 14, 1999, at 9:00 A.M. California time, and at any postponement or adjournment thereof, in the following manner:

1. ELECTION OF DIRECTORS

FOR all nominees listed below                        WITHHOLD AUTHORITY
(except as marked                                    to vote for the nominees
to the contrary below)  / /                             listed below  / /

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box next to the nominee's name below.)

  / / Lionel P. Boissiere, Jr.                             / / Bill D. Stewart
  / / William B. Doyle, Jr.                                / / Derek Hall
  / / Allan Schulman                                       / / David A. Weil

2. RATIFICATION OF APPOINTMENT OF AUDITOR

       For   / /                        Against   / /               Abstain  / /

3. IN ACCORDANCE WITH THEIR BEST JUDGEMENT with respect to any matters which may properly come before the meeting or any postponement or adjournment.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign exactly as name appears below. When shares are held in joint account, each owner should sign. When signing as attorney, trustee, executor, etc., so indicate. If corporation, please sign full corporate name by authorized officer. If partnership, sign in full partnership name by authorized person.

                                      Date:                           , 1999
                                           ---------------------------
                                      Signed:
                                           ---------------------------------

Number of Shares Held:                Signed:
                      -----                ---------------------------------


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.